Exhibit 8.1

Subsidiary	Main activity	Jurisdiction of incorporation	Ownership interest as of December 31, 2019
JSC QIWI	Operation of electronic payment kiosks	Russia	100%
QIWI Bank JSC	Maintenance of electronic payment systems, money transfer, consumer and SME financial services	Russia	99.9%
QIWI Payments Services Provider Ltd	Operation of on-line payments	UAE	100%
QIWI International Payment System LLC	Operation of electronic payment kiosks	USA	100%
Qiwi Kazakhstan LP	Operation of electronic payment kiosks	Kazakhstan	100%
JLLC OSMP BEL	Operation of electronic payment kiosks	Belarus	51%
QIWI- M S.R.L.	Operation of electronic payment kiosks	Moldova	51%
QIWI ROMANIA SRL	Operation of electronic payment kiosks	Romania	100%
QIWI WALLET EUROPE SIA[1]	Operation of on-line payments	Latvia	—
QIWI Management Services FZ-LLC	Management services	UAE	100%
Attenium LLC	Management services	Russia	100%
Postomatnye Tekhnologii LLC	Logistic	Russia	100%
Future Pay LLC	Operation of on-line payments	Russia	100%
Qiwi Blockchain Technologies LLC	Software development	Russia	100%
QIWI Shtrikh LLC	On-line cashbox production	Russia	51%
QIWI Platform LLC	Software development	Russia	100%
Factoring PLUS LLC (previously known as QIWI Processing LLC)	Factoring	Russia	100%
Flocktory Ltd	Holding company	Cyprus	98.6%
Flocktory Spain S.L.	SaaS platform for customer lifecycle management and personalization	Spain	98.6%
FreeAtLast LLC	SaaS platform for customer lifecycle management and personalization	Russia	98.6%
ContactPay Solution Ltd [2]	Operation of on-line payments	UK	100%
Rocket Universe LLC [2]	Software development	Russia	100%
Billing Online Solution LLC [2]	Software development	Russia	100%
SETTE FZ-LLC [2]	Operation of on-line payments	UAE	100%
LALIRA DMCC 2 3	Operation of on-line payments	UAE	100%
Associate
JSC Tochka	Digital services for banks	Russia	40%

[1]	The entity was liquidated during the year 2019.
[2]	The entities were incorporated during the year 2019.
[3]	The title to shares is in the process of transfer.